UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 17, 2007
TARRAGON CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	0-22999	94-2432628
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
423 West 55th, 12th Floor
New York, New York 10019
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 949-5000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 2.04 Triggering Events that Accelerate or Increase Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     As previously disclosed by Tarragon Corporation (the “Company”) in its press release filed with its Current Report on Form 8-K dated August 9, 2007, the Company has not made its August 2007 debt service payments as well as certain other vendor payments.
     Accordingly, in connection with attempts by the Company’s lenders to exercise contractual rights relating to such obligations, on August 17, 2007, the Company received notices of default and acceleration from National City Bank (“National City”) related to a loan made to a wholly owned subsidiary of the Company and acceleration notices from Fannie Mae related to four promissory notes issued by four other wholly owned subsidiaries of the Company. Each of the notices state that these obligations have been accelerated, including accrued interest, expenses and approximately $75.1 million of outstanding principal under the National City loan and approximately $13.4 million, in the aggregate, of outstanding principal under the promissory notes issued to Fannie Mae. The National City loan is guaranteed by the Company. The four Fannie Mae promissory notes generally are non-recourse to the Company. Defaults under the National City loan and Fannie Mae promissory notes also constitute a cross-default or event of default under certain of the Company’s other loan agreements, indentures, mortgages and other evidences of indebtedness, and the lenders that are parties thereto may elect to exercise their rights and remedies thereunder.
     The Company is currently in discussions with certain of its lenders with respect to the matters described above and in prior filings; however, there can be no assurance as to the outcome of any such discussions.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARRAGON CORPORATION
By:	/s/ WILLIAM S. FRIEDMAN
William S. Friedman
Chief Executive Officer

Date: August 23, 2007

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